John H. Lively
The Law Offices of John H. Lively & Associates, Inc.
A Member Firm of The 1940 Act Law Group
2041 West 141st Terrace, Suite 119
Leawood, KS 66224
Phone: 913.660.0778 Fax: 913.660.9157
john.lively@1940actlawgroup.com

March 1, 2010

Commonwealth International Series Trust
791 Town & Country Blvd., Suite 250
Houston, TX 77024

Ladies and Gentlemen:

       We hereby consent to the use of our name and to the reference to our firm under the caption “Management of the Fund – Legal Counsel” in each Statement of Additional Information for the series portfolios of Commonwealth International Series Trust (the “Trust”), which is included in Post-Effective Amendment No. 52 to the Registration Statement under the Securities Act of 1933, as amended (No. 33-06867), and Amendment No. 52 to Registration Statement under the Investment Company Act of 1940, as amended (No. 811-04665), on Form N-1A of the Trust.

Sincerely,

The Law Offices of John H. Lively & Associates, Inc.